Exhibit (a)(3)

PERMAL HEDGE STRATEGIES PORTFOLIO

CERTIFICATE OF AMENDMENT

Permal Hedge Strategies Portfolio, a Maryland statutory trust (the “Trust”), having its principal office in Baltimore, Maryland, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Certificate of Trust of the Trust (the “Certificate”) is hereby amended to change the name of the Trust to “EnTrustPermal Hedge Strategies Portfolio”.

SECOND: The amendment to the Certificate as hereinabove set forth has been duly approved by a majority the entire Board of Trustees of the Trust, as permitted by the Maryland Statutory Trust Act and as required by the governing instrument of the Trust.

THIRD: This Certificate of Amendment shall be effective at 12:01 a.m. on July 22, 2016.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Trust has caused these presents to be signed in its name and on its behalf by its President and witnessed by its Assistant Secretary on this 12th day of July, 2016.

ATTEST:	PERMAL HEDGE STRATEGIES PORTFOLIO

/s/ George P. Hoyt	By:	/s/ Jane E. Trust

George P. Hoyt ,		Jane E. Trust ,
Assistant Secretary		President

THE UNDERSIGNED, President of Permal Hedge Strategies Portfolio, who executed on behalf of the Trust the foregoing Certificate of Amendment of which this certificate is made a part, hereby acknowledges in the name and on behalf of said Trust the foregoing Certificate of Amendment to be the statutory trust act of said Trust and hereby certifies that to the best of his knowledge, information and belief the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

/s/

Jane E. Trust ,
President

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